Exhibit 5.1

A&L Goodbody LLP	Dublin Belfast London New York San Francisco
25 North Wall Quay
Dublin 1
D01 H104
T: +353 1 649 2000
DX: 29 Dublin | www.algoodbody.com

Date	14 May 2026

Our ref	AC4 01448064

GH Research plc
Joshua Dawson House
Dawson Street
Dublin 2
D02 RY95
Ireland

Re: GH Research plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 691405) in connection with the proposed equity offering by the Company of ordinary shares, nominal value $0.025 per share, in the capital of the Company up to an aggregate offering price of up to $200,000,000 (the Shares) pursuant to (i) the At The Market Equity Offering Sales Agreement dated 14 May 2026, between the Company and Stifel, Nicolaus & Company, Incorporated (the Sales Agreement); (ii) the registration statement on Form F-3  (File No. 333-285310) filed by the Company, on 27 February 2025, with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) and declared effective by the SEC on 7 March 2025 (the Registration Statement), including the prospectus contained therein and any amendments or supplements thereto, for the registration of, among other things, ordinary shares, nominal value $0.025 per share, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $400,000,000; and (iii) the prospectus supplement to the Registration Statement dated 14 May 2026 (the Prospectus Supplement) (the transactions contemplated therein together with those in the Sales Agreement and the Registration Statement, the Transaction).

In connection with this Opinion, we have examined and relied upon copies of:

1.1	the Sales Agreement, the Registration Statement and the Prospectus Supplement (together, the Transaction Documents); and

1.2	such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed, without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption, the truth, accuracy and completeness of the contents of, all such records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 14 May 2026, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth, accuracy and completeness of the information contained in such documents, the genuineness of all signatures (electronic or otherwise), that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

CE Gill • JG Grennan • VJ Power • SM Doggett • G O’Toole • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin • DR Baxter • A McCarthy • JF Whelan • JB Somerville
MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • PM Murray • P Walker • K Furlong • PT Fahy • M Coghlan • DR Francis • A Casey • B Hosty
M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch
M McElhinney • C Owens • AD Ion • K O'Connor • T Casey • M Doyle • CJ Comerford • R Marron • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon
HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O'Driscoll • B O'Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern
MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern • A Muldowney • L Dunne • A Burke • C Bergin • P Fogarty • CM Carroll • E Keane
D Daly Byrne • S Kearney • SE King • J Greene • C Cashin • T Glavey • E O Connor • D Broderick • K Harnett • E O'Brien • S Ahern • BP Curran • J Quirke • H Shaw
E   Browne   •   MM   O'Brien   •  S   Egan   •   A   O'Donoghue   •   L   Hogan • S D’Ardis
Consultants: Professor JCW Wylie  •  MA Greene  •  AV Fanagan  •  PM Law  •  SW Haughey  •  PD White

2	We have further assumed the following without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption:

The Shares

2.1
that the memorandum and articles of association of the Company as amended on 24 June 2021 (the Constitution) and as are available in the Irish Companies Registration Office as at the date of this Opinion are correct and up to date;

2.2
that, at the time of issuance of the Shares (or any of them), such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject, provided that (without any independent investigation on our part) we are not aware of any such contravention or breach;

2.3
that, at the time of issuance of the Shares (or any of them), the Company will have sufficient authorised but unissued share capital to issue the Shares, and the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Shares permitted to be issued pursuant to the Constitution and the Companies Act;

2.4
that each party (other than the Company, for which we make no such assumption), to the extent that its activities in relation to the Transaction Documents will constitute the provision of an investment service operating in Ireland and require authorisation, is acting under and within the terms of an authorisation to do so (which authorisation has been granted under the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) or a competent authority for the purposes of Directive 2014/65/EU of 15 May 2014, as amended or extended from time to time, in another Member State) or is exempt from the requirement to have such authorisation;

2.5
the compliance by the parties within the prescribed period(s) and in the prescribed manner, with any notification obligations that they may have under the provisions of Sections 257 to 265, 1048 and 1050 of the Companies Act 2014 (the Companies Act) and any respective notification obligations arising under the Irish Takeover Panel Act 1997 and any rules thereunder;

2.6
the issuance of the Shares will be in compliance with the Irish Takeover Panel Act 1997, Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

2.7
that the Registration Statement and/or the Prospectus Supplement do not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and that no offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to  European Union and/or Irish prospectus law in general, or in particular pursuant to the Prospectus (Directive 2017/1128) Regulations EU 2017/2019 (as amended);;

2.8
that any Shares issued under the Transaction Documents will be in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issuance;

Authenticity and Bona Fides

2.9	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction or the Transaction Documents;

2.10
that copies produced to us of minutes of meetings, resolutions and/or authorities of the shareholders or the Board, including any appropriate committee appointed thereby, upon which we relied, were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities and the terms of the applicable Transaction Document(s);

2.11
that there is, at the relevant time of the allotment and issuance of the Shares (or any of them), no matter affecting the authority of the Board to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

2.12
that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;

2.13
the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes;

Solvency and Insolvency

2.14
that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of any Shares;

Commercial Benefit

2.15
the Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction; and

Financial Assistance and Connected Transactions

2.16
that the Company is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by Section 82 of the Companies Act.

3
Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Sales Agreement, including the payment of the relevant subscription amounts, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

4	The opinions set forth in this Opinion are given subject to the following qualifications:

General Matters

4.1
a particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties;

4.2	no opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents;

4.3
no opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents;

4.4	no opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents;

4.5	no opinion is expressed as to whether the Transaction Documents breach any other agreement or instrument;

Sanctions

4.6
if a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void; and

Execution of Documents

4.7
we note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We have made no investigation of and express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company's Current Report on Form 6-K filed with the SEC on 14 May 2026 and to the use of our name therein and in the related prospectus and in any prospectus supplement under the caption "Legal Matters".

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody LLP